SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: May 31, 2004

Constar International Inc.

401(k) Retirement Savings Plan

(Exact name of registrant as specified in charter)

N/A	000-16496	N/A
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA	(215) 552-3700	19154
(Address of Principal Executive Offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Item  4.    Changes in Registrant’s Certifying Accountant

On May 31, 2004, the management of the Constar International Inc. 401(k) Retirement Savings Plan (the “Plan”) approved a change in the independent accountants of the Plan to Parente Randolph, LLC for the fiscal year ending December 31, 2003, and the dismissal of PricewaterhouseCoopers LLP. This change and dismissal was not recommended or approved by the Audit Committee or the Board of Directors of Constar International Inc. The report of PricewaterhouseCoopers LLP, on the Plan’s financial statements, for the period November 21, 2002, date of inception of the Plan, to December 31, 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principle. In connection with its audit for the period November 21, 2002 to December 31, 2002 and the subsequent period through May 31, 2004, there were no disagreements between the Plan’s management and PricewaterhouseCoopers LLP on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report of the Plan’s financial statement for such period. No reportable event as described in paragraph (a) (1) (v) of Item 304 of Regulation S-K has occurred within the period November 21, 2002 to December 31, 2002 or during the subsequent period through May 31, 2004.

The Plan’s management did not consult with Parente Randolph, LLC during the period November 21, 2002 to December 31, 2002 or during the subsequent period through May 31, 2004, on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304 (a) (1) (iv) and Regulation S-K Item 304 (a) (1) (v) respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan’s financial statements, relating to which either a written report was provided to the Plan’s management or oral advice was provided that Parente Randolph, LLC concluded was an important factor considered by the Plan’s management in reaching a decision as to the accounting, auditing, or financial reporting issue.

The Plan’s management has provided PricewaterhouseCoopers LLP with a copy of the disclosures contained herein and has filed as an exhibit hereto the response of PricewaterhouseCoopers LLP to the disclosures set forth in the section.

Item  7.    Financial Statements and Exhibits

Exhibit 16: Letter from Registrant’s prior independent accountants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 21, 2004	Constar International Inc. 401(k) Retirement Savings Plan By: /s/ JAMES C. COOK Chairman, Constar International Inc. 401(k) Retirement Savings Plan Administrative Committee

EXHIBIT INDEX

Exhibit No.	Description

16	Letter from Registrant’s prior independent accountants.